UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 22, 2010
Double-Take Software, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	001-33184	20-0230046

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

257 TURNPIKE ROAD, SUITE 210 SOUTHBOROUGH, MASSACHUSETTS	01772

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 877-335-5674
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Section 2 — Financial Information
Item 2.01. Completion of Acquisition or Disposition of Assets.
On July 23, 2010, Double-Take Software, Inc. (the “Company”) announced the consummation of the previously announced merger of HA Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Vision Solutions, Inc. (“Vision”), with and into the Company (the “Merger”), pursuant to the Agreement and Plan of Merger dated May 17, 2010 (the “Merger Agreement”) by and among the Company, Vision and Merger Sub. As a result of the Merger, the Company became a wholly-owned subsidiary of Vision.
In connection with the Merger, each share of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger was canceled and converted into the right to receive $10.55 in cash, without interest thereon and less any applicable withholding taxes. Based on the per share consideration of $10.55 per share, the amount of consideration used was approximately $242 million. The consideration received by the Company’s stockholders was funded through a combination of cash on hand of the Company and Vision and proceeds received by Vision in connection with a debt financing with Jefferies Finance LLC.
The foregoing description of the Merger Agreement is only a summary and is qualified in its entirety by reference to the Merger Agreement, which is set forth on Exhibit 2.1 to the Company’s Current Report on 8-K, filed on May 17, 2010 and which is incorporated by reference herein.
Section 3 — Securities and Trading Markets
Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
In connection with the Merger, pursuant to a written request submitted by the Company on July 23, 2010 to the Nasdaq Stock Market (“Nasdaq”), after the close of the Nasdaq Global Select Market on July 23, 2010, trading of the Company Common Stock ceased and the listing of the Company Common Stock on the Nasdaq Global Select Market was suspended. The Company also requested that Nasdaq file with the Securities and Exchange Commission an application on Form 25 to delist the Company Common Stock from the Nasdaq Global Select Market and deregister the Company Common Stock under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”).
The Company intends to file with the Securities and Exchange Commission a certification on Form 15 requesting the deregistration of the Company Common Stock under Section 12(g) of the Exchange Act and the suspension of the Company’s reporting obligations under Section 15(d) of the Exchange Act.
Item 3.03. Material Modification to Rights of Security Holders
The information set forth in Item 2.01 is incorporated herein by reference.

Section 5 — Corporate Governance and Management
Item 5.01. Changes in Control of Registrant
As a result of the Merger, the Company became a wholly-owned subsidiary of Vision. The description of the Merger is contained in Item 2.01 above and is incorporated herein by reference.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On July 23, 2010, at the effective time of the Merger, each of Dean Goodermote, Deborah Besemer, Paul Birch, John B. Landry and John W. Young, who constituted the Board of Directors of the Company prior to the Merger (the “Prior Directors”), resigned from their directorships of the Company and from all committees of which they were members. The resignation of the Prior Directors did not result from any disagreements with the Company regarding any matter related to the Company’s operations, policies or practices.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
Pursuant to the Merger Agreement, the Certificate of Incorporation of the Company was amended and restated at the effective time of the merger, a copy of which is attached to this report as Exhibit 3.1. Pursuant to the Merger Agreement, the bylaws of Merger Sub as in effect at the Effective Time became the bylaws of the Company, a copy of which are attached to this report as Exhibit 3.2.
Item 5.07. Submission of Matters to a Vote of Security Holders.
A special meeting of the stockholders of the Company was held on July 22, 2010 at 4:00 p.m. Eastern Daylight Time at the Harvard Club of Boston, located at 374 Commonwealth Avenue, Boston, Massachusetts, 02215 (the “Special Meeting”). As of June 18, 2010, the date of record for determining the Company stockholders entitled to vote on the proposals presented at the Special Meeting, there were 21,225,190 shares of Company common stock issued and outstanding and entitled to vote at the Special Meeting. At the meeting, the holders of 15,154,131 shares of the Company’s issued and outstanding common stock were represented in person or by proxy, constituting a quorum. The vote results detailed below represent final results as certified by the Inspector of Elections.
At the Special Meeting, the stockholders of the Company approved the proposal to adopt the Merger Agreement. The adoption of the Merger Agreement required the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock, entitled to vote thereon. The sole proposal voted on by the stockholders of the Company was as follows:
To adopt the Merger Agreement:

For	Against	Abstain

15,106,597	43,255	4,279

Section 8 — Other Events
Item 8.01. Other Events
On July 22, 2010, the Company issued a press release regarding the results of the vote held at the Special Meeting and the anticipated closing date of the merger.
A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

3.1	Certificate of Incorporation

3.2	Bylaws

99.1	Press Release issued by Double-Take Software, Inc. dated July 22, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Double-Take Software, Inc.
Date: July 23, 2010	By:	/s/ Scott Crabill
Scott Crabill
Vice President

EXHIBIT INDEX

3.1	Certificate of Incorporation

3.2	Bylaws

99.1	Press Release issued by Double-Take Software, Inc. dated July 22, 2010